Exhibit 10.23

NEWMONT MINING CORPORATION

2013 Stock Incentive Plan

Global 2018 DIRECTOR STOCK UNIT Award AGREEMENT

This Director Stock Unit Agreement, including any country specific terms and conditions set forth in any appendix hereto (“Agreement”), is dated as of April 26, 2018, between Newmont Mining Corporation, a Delaware corporation (“Newmont”), and                        (“Director”).

WITNESSETH:

WHEREAS, Director is a director of Newmont; and

WHEREAS, in recognition of the Director’s service as a director of Newmont rendered and to be rendered during the 2018 calendar year, the Board of Directors, the Leadership Development and Compensation Committee and the Corporate Governance and Nominating Committee (“Newmont Committee”) has awarded Director, pursuant to the terms and conditions of this Agreement and those of the Newmont Mining Corporation 2013 Stock Incentive Plan (“Plan”), the number of Director Stock Units (“DSUs”) specified below. Each DSU represents a right to receive a share of Newmont Common Stock (“Common Stock”) (rounded down to the nearest whole share), subject to the conditions and restrictions set for in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, Newmont hereby documents such award to Director of              DSUs and, in connection with such award, Newmont and Director hereby agree as follows:

AGREEMENT:

1. Immediate Vesting. The DSUs are immediately fully vested and nonforfeitable.

2. No Ownership Rights Prior to Issuance of Common Stock.  Director shall not have any rights as a stockholder of Newmont with respect to the shares of Common Stock underlying the DSUs, including but not limited to the right to vote with respect to such shares of Common Stock, until and after such shares of Common Stock have been actually issued to Director and transferred on the books and records of Newmont; provided, however, that each DSU shall accrue Dividend Equivalents during the period from the date of this Agreement until the date such shares are delivered in accordance with Section 3, payable in cash at the time specified in Section 3 below.

3. Delivery of Shares of Common Stock.  Within thirty (30) days following the date of Director’s retirement from the Board, Newmont shall cause to be delivered to Director the full number of shares of Common Stock underlying the DSUs, together with all accrued Dividend

Equivalents, subject to satisfaction of any applicable tax withholding pursuant to Section 5 hereof and Section 18 of the Plan.  For purposes of this Agreement, “retirement” from the Board means separation from service (as a director, employee and all other service provider relationships) with Newmont and the Affiliates under any circumstances, including due to death.

4. Nature of Grant.  Director acknowledges receipt of and understands and agrees to the terms of the DSUs awarded hereunder and the Plan.  In addition to the above terms, Director understands and agrees to the following:

(a) Director hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement but prior to the distribution of Common Stock underlying the DSUs.  If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(b) Director acknowledges that this Agreement and the Plan set forth the entire understanding between Director and Newmont regarding the DSUs and the shares of Common Stock underlying the DSUs and supersedes any prior oral and written agreements pertaining to the DSUs and/or such shares.

(c) The Plan is established voluntarily by Newmont, it is discretionary in nature, and it may be modified, amended, suspended or terminated by Newmont at any time as set forth in the Plan.
(d) All decisions with respect to future DSU grants, if any, will be at the sole discretion of Newmont.
(e) Director acknowledges that the Director’s acceptance of the DSUs, including the terms and conditions herein, is voluntary.
(f) The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty.

(g) Director acknowledges and understands the DSU grant and Director’s participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with Newmont or any Affiliate.

(h) The DSUs and the shares of Common Stock subject to the DSUs, and the income and value of same, are not intended to replace pension rights, if any.

(i) For Directors who reside outside the U.S., Director acknowledges and agrees that neither Newmont, nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Director’s local currency and the United States Dollar that may affect the value of the DSUs or of any amounts due to Director pursuant to the vesting of the DSUs or the subsequent sale of any shares of Common Stock acquired at vesting.

5. Withholding Taxes.    Director acknowledges that, regardless of any action Newmont takes with respect to any or all income tax, social insurance, fringe benefits tax, payroll tax, payment on account or other tax-related items related to Director’s participation in the Plan

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and legally applicable to Director (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Director’s responsibility and may exceed the amount actually withheld by Newmont, if any.  Director further acknowledges that Newmont (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the DSUs, including, without limitation, the grant, vesting or settlement of the DSUs, the issuance of Shares, the subsequent sale of shares of Common Stock acquired pursuant to such issuance, and the receipt of any dividends and/or Dividend Equivalents; and (ii) does not commit to and are under no obligation to structure the terms of the grant or any aspect of the DSUs to reduce or eliminate Director’s liability for Tax-Related Items or achieve any particular tax result.  Further, Director acknowledges that if Director is subject to tax in more than one jurisdiction, Newmont may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Director agrees to make adequate arrangements satisfactory to Newmont to satisfy all Tax-Related Items.  In this regard, Director authorizes Newmont or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding in shares of Common Stock to be issued upon settlement of the DSU.  In the event that such withholding in shares of Common Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by Director’s acceptance of the DSU, he or she authorizes and directs Newmont to withhold from his or her wages or other cash compensation paid to Director by Newmont to satisfy any applicable withholding obligations for Tax-Related Items.

Depending on the withholding method, Newmont may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates to the extent permitted by the Plan, in which case Director may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Director is deemed to have been issued the full number of shares of Common Stock subject to the vested DSU, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, Director agrees to pay to Newmont, including through withholding from cash compensation paid to him or her by Newmont, any amount of Tax-Related Items that Newmont may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described.  Newmont may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if Director fails to comply with any obligations in connection with the Tax-Related Items.

6. Privacy Information and Consent.  Newmont headquarters is located at 6363 South Fiddler’s Green Circle, Suite 800, Greenwood Village, Colorado 80111 U.S.A., and grants awards to employees of Newmont and its Subsidiaries, at Newmont’s sole discretion. If Director would like to participate in the Plan, please review the following information about Newmont’s data processing practices and declare Director’s consent.

(a) Data Collection and Usage. Newmont collects, processes and uses personal data of Directors, including name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares

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of Common Stock or directorships held in Newmont, and details of all awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in Director’s favor, which Newmont receives from Director. If Newmont offers Director an award under the Plan, then Newmont will collect Director’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. Newmont’s legal basis for the processing of Director’s personal data would be his or her consent.

(b) Stock Plan Administration Service Providers. Newmont transfers data to Fidelity Investments, an independent service provider based in the United States, which assists Newmont with the implementation, administration and management of the Plan. In the future, Newmont may select a different service provider and share Director’s data with another company that serves in a similar manner. Newmont’s service provider will open an account for Director to receive shares of Common Stock. Director will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Director’s ability to participate in the Plan.

(c) International Data Transfers. Newmont and its service providers are based in the United States. If Director is outside the United States, Director should note that his or her country has enacted data privacy laws that are different from the United States. Newmont’s legal basis for the transfer of Director’s personal data is his or her consent.

(d) Data Retention. Newmont will use Director’s data only as long as is necessary to implement, administer and manage Director’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When Newmont no longer needs Director’s personal data, which will generally be seven (7) years after Director is granted awards under the Plan, Newmont will remove it from its systems. If Newmont keeps the data longer, it would be to satisfy legal or regulatory obligations and Newmont’s legal basis would be relevant laws or regulations.

(e) Voluntariness and Consequences of Denial or Withdrawal. Director’s participation in the Plan and Director’s grant of consent is purely voluntary. Director may deny or withdraw his or her consent at any time. If Director does not consent, or if Director withdraws his or her consent, Director cannot participate in the Plan. This would not affect Director’s career; Director would merely forfeit the opportunities associated with the Plan.

(f) Data Subject Rights. Director has a number of rights under data privacy laws in his or her country. Depending on where Director is based, Director’s rights may include the right to (i) request access or copies of personal data Newmont processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with the competent tax authorities in Director’s country, and/or (vii) a list with the names and addresses of any potential recipients of Director’s personal data. To receive clarification regarding Director’s rights or to exercise Director’s rights please contact Newmont at Newmont Mining Corporation, 6363 South Fiddler’s Green Circle, Suite 800, Greenwood Village, Colorado 80111 U.S.A., attention: Director of Compensation, Newmont Corporate.

If Director agrees with the data processing practices as described in this notice, please declare Director’s consent by clicking “Accept” on the online award acceptance page.

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7. Miscellaneous

(a) No Right to Continued Service.  Neither the DSUs nor any terms contained in this Agreement shall confer upon Director any express or implied right to be retained in the service of Newmont or any Affiliate for any period at all, nor restrict in any way the right of Newmont or any Affiliate, which right is hereby expressly reserved, to terminate his or her service at any time with or without cause, subject to applicable law and the applicable provisions of Newmont’s Certificate of Incorporation and By-laws.

(b) Compliance with Laws and Regulations.  The award of the DSUs to Director and the obligation of Newmont to deliver shares of Common Stock hereunder shall be subject to (a) all applicable federal, state, local and non-United States laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Newmont Committee shall, in its sole discretion, determine to be necessary or applicable.  Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

(c) Investment Representation.  If at the time of delivery of shares of Common Stock, the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), and/or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, Director shall, if requested by the Newmont Committee, execute, prior to the delivery of any shares of Common Stock to Director by Newmont, an agreement (in such form as the Newmont Committee may specify) in which Director represents and warrants that Director is purchasing or acquiring the shares acquired under this Agreement for Director’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Director shall, prior to any offer for sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Newmont Committee, from counsel for or approved by the Newmont Committee, as to the applicability of such exemption thereto.

(d) Notices.  Any notice or other communication required or permitted hereunder shall, if to Newmont, be in accordance with the Plan, and, if to Director, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Director at his or her last known address as set forth in Newmont’s records or by such other means as set forth under Section 7(l) herein.

(e) Severability. The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part,  the remaining provisions shall nevertheless be binding and enforceable.

(f) Governing Law and Venue.  Except as to matters concerning the issuance of Common Stock or other matters of corporate governance, which shall be determined, and related DSU provisions construed, under the General Corporation Law of the State of Delaware, this

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Agreement shall be governed by the laws of the State of Colorado, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The parties hereto submit to the exclusive jurisdiction and venue of the federal or state courts of Colorado to resolve any and all issues that may arise out of or relate to this Agreement or the Plan.

(g) Transferability of DSUs / Agreement.  This Agreement and DSUs granted hereunder may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by will or by the laws of descent and distribution.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Director, his or her estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives.  Nothing contained in this Agreement shall be deemed to prevent transfer of the DSUs in the event of Director’s death in accordance with Section 14(b) of the Plan.

(h) No Advice Regarding Award.   The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Director’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock.  Director should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(i) Appendix A.   Notwithstanding any provisions in this Agreement, the DSU shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for Director’s country. Moreover, if Director relocates to one of the countries included in the Appendices, the special terms and conditions for such country will apply to him or her, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix A constitutes part of this Agreement.

(j) Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Director’s participation in the Plan, on the DSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(k) Language.  Director acknowledges that he or she is sufficiently proficient in English, or, alternatively, Director acknowledges that he or she will seek appropriate assistance, to understand the terms and conditions in this Agreement. Furthermore, if Director received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated versions is different than the English version, the English version will control.

(l) Electronic Delivery and Acceptance.    Newmont may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Newmont or a third party designated by Newmont.

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(m) Waiver.  Director acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

(n) Insider-Trading/Market-Abuse Laws.  Director acknowledges that, depending on his or her country or broker’s country, or the country in which Common Stock is listed, he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., DSUs) or rights linked to the value of Common Stock, during such times as Director is considered to have “inside information” regarding Newmont (as defined by the laws or regulations in applicable jurisdictions, including the United States and Director’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Director placed before possessing inside information. Furthermore, Director may be prohibited from (i) disclosing insider information to any third party, including fellow directors (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Newmont insider trading policy (such as Newmont’s Stock Trading Standard).  Director is responsible for complying with any applicable restrictions, so he or she should speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in his or her country.

(o) Foreign Asset/Account Reporting Requirements.  Director acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the shares of Common Stock acquired under the Plan) in a brokerage or bank account outside his or her country.  Director may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  Director also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time after receipt.  Director acknowledges that it is his or her responsibility to be compliant with such regulations, and he or she should speak to his or her personal advisor on this matter.

8. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Newmont Mining Corporation has caused this Agreement to be executed by a duly authorized officer, and Director has executed this Agreement, both as of the day and year first written above.

NEWMONT MINING CORPORATION

By:
Name: Logan Hennessey
Title: Vice President, Associate General Counsel and Corporate Secretary

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Agreed to by:

Director

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APPENDIX A

NEWMONT MINING CORPORATION

2013 Stock Incentive Plan

Global 2018 Director stock unit agreement

Unless otherwise provided below, capitalized terms used but not explicitly defined in this Appendix A shall have the same definitions as in the Plan and/or the Agreement (as applicable).

Terms and Conditions

This Appendix A includes additional country-specific terms and conditions that govern Director’s DSUs if he or she resides and/or works in one of the countries listed herein.

If Director is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, relocates to another country after the DSUs are granted, or are considered a resident of another country for local law purposes, the terms and conditions of the DSUs contained herein may not be applicable to Director, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to him or her.

Notifications

This Appendix A also includes information regarding certain issues of which Director should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2018.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Director not rely on the information in this Appendix A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that Director’s DSUs vest or he or she sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Director’s particular situation, and the Company is not in a position to assure him or her of a particular result.  Accordingly, Director should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.

Finally, if Director is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfer service after the DSUs are granted, or are considered a resident of another country for local law purposes, the information contained herein may not apply to Director.

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AUSTRALIA

Terms and Conditions

Form of Settlement.  Notwithstanding any discretion in the Plan or anything contrary in Section 2 of the Agreement, due to tax considerations in Australia, the DSU grant (including any Dividend Equivalents) does not provide any right for Director to receive a cash payment, and the DSUs (including any Dividend Equivalents related thereto) are payable only in shares of Common Stock.

Australian Offer Document.  The Award is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document for the offer of DSUs to Australian resident directors, which is being provided to Director with the Agreement.

Notifications

Tax Information.  The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers.  The Australian bank assisting with the transaction will file the report.  If there is no Australian bank involved in the transfer, Director will be required to file the report.

GHANA

There are no country-specific provisions.

UNITED KINGDOM

There are no country-specific provisions.

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